Exhibit 99.1

Prospect Capital Announces June 2013 Fiscal Year Net Investment Income (“NII”) of $1.57 per Share, Including $0.38 per Share in June 2013 Quarter, with Fiscal Year NII Exceeding $1.28 per Share of Paid Dividends and June Quarter NII Exceeding $0.33 per Share of Paid Dividends

NEW YORK — (Market Wire) — August 21, 2013 — Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”) today announced financial results for our fourth fiscal quarter and fiscal year ended June 30, 2013.

For the June 2013 quarter, our net investment income (“NII”) was $92.1 million, an increase of 43% in NII year-over-year, or $0.38 per weighted average share, exceeding previously announced guidance of $0.31 to $0.35 per share. NII per share in the June 2013 quarter exceeded $0.33 of paid dividends by 15%.

For the June 2013 fiscal year, our NII was $324.9 million, an increase of 74% from the prior year on a dollars basis. On a weighted average share basis, NII was $1.63 for the June 2012 fiscal year and $1.57 for the June 2013 fiscal year. NII per share in the June 2013 fiscal year exceeded $1.28 of paid dividends by 23%.

We have previously announced our upcoming and increasing cash distributions to shareholders through March 2014, ranging from $0.110200 per share for August 2013 to $0.110375 for March 2014. Prospect’s closing stock price of $11.07 as of August 20, 2013 delivers to shareholders an 11.9% current dividend yield.

We have generated cumulative NII in excess of cumulative distributions to shareholders in the June 2013 fiscal year and since Prospect’s initial public offering nine years ago. For the June 2013 fiscal year, our NII in excess of distributions to shareholders was $53.4 million and $0.22 per share.

Since our IPO nine years ago through our March 2014 distribution, assuming our current share count for upcoming distributions, we will have distributed $12.27 per share to initial shareholders and $991 million in cumulative distributions to all shareholders.

Our net asset value per share on June 30, 2013 stood at $10.72 per share, an increase of $0.01 per share from March 31, 2013. Our debt to equity ratio stood at 55.7% after subtracting cash and equivalents as of June 30, 2013. We estimate that our net investment income for the current September 2013 quarter will be $0.30 to $0.35 per share.  Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business.

HIGHLIGHTS

Equity Values:

Net assets as of June 30, 2013:  $2.656 billion

Net asset value per share as of June 30, 2013:  $10.72

Fiscal Year Operating Results:

Net investment income:  $324.92 million

Net investment income per share:  $1.57

Dividends to shareholders per share:  $1.27865

Fourth Fiscal Quarter Operating Results:

Net investment income:  $92.10 million

Net investment income per share:  $0.38

Dividends to shareholders per share:  $0.330375

Fourth Fiscal Quarter Portfolio and Investment Activity:

Portfolio investments in quarter:  $798.76 million

Total portfolio investments at cost at June 30, 2013:  $4.256 billion

Number of portfolio companies at June 30, 2013:  124

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the June 2013 quarter prioritized secured lending, with an emphasis on senior loans, although we also seek to close selected subordinated debt and income-producing equity investments. Our diversified approach includes seven origination strategies, including (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. With our scale team of more than 85 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small number of investments out of thousands of investment opportunities sourced annually.

Our portfolio’s annualized current yield stood at 13.6% across all performing interest bearing investments as of June 30, 2013. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns.

At June 30, 2013, our portfolio consisted of 124 long-term investments with a fair value of $4.173 billion, a record total, compared to 85 long-term investments with a fair value of $2.094 billion at June 30, 2012.

During the June 2013 quarter, we completed 20 new and follow-on investments aggregating a record $798.8 million, sold four investments, and received repayment on seven other investments. Our repayments in the June 2013 quarter were $321.6 million, resulting in investments net of repayments of $477.1 million.

Broadly diversified across our lines of business, our originations in the June 2013 quarter were again weighted toward the last month of the quarter, resulting in only a partial quarter positive income impact from such originations. We expect such originations to generate full-quarter positive impact in the current September 2013 quarter.

The majority of our portfolio consists of agented middle-market loans that we have originated, structured, selected, and closed. In general, we perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts

•                  On April 1, 2013, we refinanced our existing $18.6 million of subordinated loans to Ajax Rolled Ring & Machine, Inc. (“Ajax”), increasing the size of our debt investment to $38.5 million. Concurrent with the refinancing, we received repayment of the $18.6 million subordinated loans that were previously outstanding.

•                  On April 15, 2013, H&M Oil & Gas, LLC (“H&M”) assigned certain producing assets to Wolf Energy Holdings, Inc. (“Wolf”) in exchange for a $66.0 million term loan secured by those assets. Our cost basis in this loan of $44.6 million is equal to the fair value of the assets at the time of transfer, and we recorded a realized loss of $19.6 million in connection with our related foreclosure of the assets. On May 17, 2013, Wolf sold certain of the assets that had been previously held by H&M that were located in Martin County to Hibernia for $66.0 million. Proceeds from the sale were primarily used to repay the loan and NPI receivable due to us, and we recognized a realized gain of $11.8 million partially offsetting the previously recorded loss.

•                  On April 17, 2013, we made an investment of $43.7 million to purchase 97% of the subordinated notes in Mountain View CLO 2013-I Ltd.

•                  On April 22, 2013, we provided $34.4 million senior secured financing, of which $31.9 million was funded at closing, to support the acquisition of Pegasus Business Intelligence, LP, the world’s largest processor of commissions paid by hotels to travel agencies for room booking services.

•                  On April 25, 2013, we made an investment of $26.0 million to purchase 51% of the subordinated notes in Brookside Mill CLO Ltd.

•                  On April 30, 2013, we made a $21.2 million follow-on investment in American Property Holdings (“APH”) to acquire Lofton Place Apartments and Vista at Palma Sola, two multi-family residential properties located in Florida.

•                  On April 30, 2013, we sold our investment in Fischbein, LLC for net proceeds of $3.2 million, recognizing a realized gain of $2.3 million on the sale.

•                  On May 8, 2013, we made a $6.1 million follow-on investment in APH to acquire Arlington Park, a multi-family residential property located in Marietta, Georgia.

•                  On May 9, 2013, we provided a $55.0 million senior secured credit facility to support the recapitalization of Sandow Media, LLC (“Sandow”), a provider of multimedia content and services to businesses and consumers focused on the areas of design and luxury.

•                  On May 10, 2013, we provided $150.0 million of secured second lien financing to support the recapitalization of Arctic Glacier, Inc., a leading producer, marketer, and distributor of high-quality packaged ice to consumers in the United States and Canada. After the financing, we received repayment of the $87.0 million subordinated term loan previously outstanding.

•                  On May 14, 2013, we provided $4.0 million of senior secured financing to SourceHOV, LLC, a leading provider of business and knowledge process outsourcing. On June 13, 2013, we sold our $4.0 million investment and realized a gain of $40,000 on this investment.

•                  On May 16, 2013, Out Rage, LLC repaid our $11.8 million loan.

•                  On May 23, 2013, Snacks Holding Corporation repaid our $15.4 million loan.

•                  On May 31, 2013, we made a follow-on secured second lien debt investment of $7.2 million in Injured Workers Pharmacy LLC, a specialty pharmacy services company.

•                  On June 3, 2013, Nobel Learning Communities, Inc. repaid our $15.3 million loan.

•                  On June 4, 2013, Springs Window Fashions, LLC repaid our $35.0 million loan.

•                  On June 11, 2013, we provided $115.0 million of senior secured financing to CI Holdings, a third-party logistics company that services many of the largest shippers in the world.

•                  On June 11, 2013, we provided $7.0 million of secured second lien financing to Armor Holding II LLC, a leading North American third-party provider of share registry and associated value added services to shareholders on behalf of public companies.

•                  On June 12, 2013, we made a $23.3 million follow-on investment in R-V Industries, Inc.

•                  On June 14, 2013, we sold our $10.0 million investment in Transaction Networks Services, Inc. and realized a gain of $117,000 on this investment.

•                  On June 18, 2013, we served as sole agent and provider of $70.0 million of senior secured financing, with $65.6 million funded at closing, to support the recapitalization of Traeger Pellet Grills LLC, a leading designer, marketer, and distributor of wood pellet grills, flavored wood pellets, and grill accessories.

•                  On June 24, 2013, we made a $76.5 million follow-on investment in APH to acquire Arium Resort (previously The Resort at Pembroke Pines), a prominent multi-family residential community located in Pembroke Pines, Florida.

•                  On June 25, 2013, we made an investment of $26.5 million to purchase 84% of the subordinated notes in LCM XIV CLO Ltd.

•                  On June 27, 2013, we provided $11.0 million of secured second lien financing to Blue Coat Systems, Inc., a leading provider of web security and wide area network optimization solutions.

•                  On June 27, 2013, we made a follow-on secured debt investment of $87.5 million to support the recapitalization of Progrexion Holdings, Inc. (“Progrexion”). After the financing, we now hold $241.0 million of senior secured debt of Progrexion.

•                  On June 28, 2013, Sandow repaid $30.1 million of our $55.0 million loan.

•                  On June 28, 2013, we made a $1.0 million follow-on investment in Ajax.

•                  On June 28, 2013, we made an $18.0 million secured debt follow-on investment in New Star Metals, Inc., a provider of specialized processing services to the steel industry.

•                  In June 2013, we determined that the impairment of Manx Energy, Inc. was other-than-temporary and recorded a realized loss of $9.4 million for the amount that the amortized cost exceeded the fair market value.

Since June 30, 2013 in the current September 2013 quarter, we have completed nine new and follow-on investments aggregating $262.2 million, received repayment of six investments, and sold one investment.

•                  On July 1, 2013, Pre-Paid Legal Services, Inc. repaid our $5.0 million loan.

•                  On July 9, 2013, Southern Management Corporation repaid our $17.6 million loan.

•                  On July 12, 2013, we provided $11.0 million of secured second lien financing to Water PIK, Inc., a leader in developing innovative personal and oral healthcare products.

•                  On July 23, 2013, we made a $2.0 million investment in Carolina Beverage Group, LLC (“Carolina Beverage”), a contract beverage manufacturer. On July 24, 2013, we sold our $2.0 million investment in Carolina Beverage and realized a gain of $45,000 on this investment.

•                  On July 26, 2013, we made a $2.0 million follow-on senior secured debt investment in Spartan Energy Services, LLC, a leading provider of thru tubing and flow control services to oil and gas companies.

•                  On July 26, 2013, we made a $20.0 million follow-on secured second lien investment in Royal Adhesives & Sealants, LLC (“Royal”), a leading producer of proprietary, high-performance adhesives and sealants.

•                  On July 31, 2013, we made a $5.1 million follow-on investment in Coverall Health-Based Cleaning Systems, a leading franchiser of commercial cleaning businesses.

•                  On July 31, 2013, Royal repaid our $28.4 million subordinated unsecured loan.

•                  On July 31, 2013, Cargo Airport Services, LLC repaid our $43.4 million loan.

•                  On August 1, 2013, Medical Security Card Company, LLC repaid our $13.2 million loan.

•                  On August 2, 2013, we made an investment of $44.1 million to purchase 90% of the subordinated notes in CIFC Funding 2013-III, Ltd.

•                  On August 2, 2013, we provided $94.0 million in senior secured loans and equity for the recapitalization of CP Energy Services, Inc., an energy services company based in western Oklahoma. After the recapitalization, we received repayment of our original $19.0 million loan.

•                  On August 12, 2013, we provided $80.0 million in senior secured loans and a senior secured revolving loan facility, of which $70 million was funded at closing, for the recapitalization of Matrixx Initiatives, Inc., a leading developer and manufacturer of over-the-counter cold products.

•                  On August 15, 2013, we made a $14.0 million follow-on investment in Totes Isotoner Corporation, a leading designer, distributer, and retailer of high quality, branded functional accessories.

None of our loans originated in nearly six years has gone on non-accrual status. The fair market value of our loan assets on non-accrual as a percentage of total assets declined to approximately 0.3% on June 30, 2013 from 1.9% on June 30, 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

During calendar year 2012, we received significant dividends and interest income from our ESHI investment. Our income from ESHI in calendar year 2013 is significantly less than such income in calendar year 2012. We are aiming to offset this decrease by utilizing existing liquidity and prudent leverage to finance our growth through new originations, including attractive yielding investments in the financial services and other sectors.

Because of the good performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

Our advanced investment pipeline aggregates more than $600 million of potential opportunities diversified across multiple sectors. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

Our modestly leveraged balance sheet, with its substantial majority of unencumbered assets, access to multiple funding sources, matched-book funding, and weighting toward unsecured fixed-rate debt, is a source of significant strength. Our debt to equity ratio stood at a modest 55.7% after subtraction of cash and equivalents at June 30, 2013. Our equitized balance sheet also gives us the potential for future earnings upside as we prudently utilize and grow our existing revolving credit facility as well as potentially add additional secured or unsecured term facilities made more attractive by our investment-grade ratings at corporate, revolving facility, and term debt levels.

On March 27, 2012, we renegotiated our credit facility and closed on an expanded five-year revolving credit facility (the “Facility”) for Prospect Capital Funding LLC. As of June 30, 2013, our Facility size stood at $552.5 million with commitments from 17 lenders. After June 30, 2013, we added an additional bank and the commitments now stand at $567.5 million. The Facility includes an accordion feature which allows aggregate commitments to be increased to $650 million without the need for re-approval from existing lenders or the rating agency.

As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2015, with an additional two-year amortization period, with distributions allowed after the completion of the revolving period. Interest on borrowings under the Facility is one-month Libor plus 275 basis points, with no minimum Libor floor. The Facility continues to carry a high-investment-grade Moody’s rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 18 institutional lenders in our Facility compares to five lenders at June 30, 2010.

Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

On December 21, 2010, we issued $150.0 million in principal amount of 6.25% senior unsecured convertible notes, convertible at $11.35 per common share and due December 2015 (“2015 Converts”).

On February 18, 2011, we issued $172.5 million in principal amount of 5.50% senior unsecured convertible notes, convertible at $12.73 per common share and due August 2016 (“2016 Converts”). In the March 2012 quarter, we repurchased $5.0 million of our 2016 Notes.

On April 16, 2012, we issued $130.0 million in principal amount of 5.375% senior unsecured convertible notes, convertible at $11.61 per common share and due October 2017 (“2017 Converts”).

On August 14, 2012, we issued $200.0 million in principal amount of 5.75% senior unsecured convertible notes, convertible at $12.07 per common share and due March 2018 (“2018 Converts”).

On December 21, 2012, we issued $200.0 million in principal amount of 5.875% senior unsecured convertible notes, convertible at $12.54 per common share and due January 2019 (“2019 Converts”, and together with the 2015 Converts, 2016 Converts, 2017 Converts, and 2018 Converts, the “Convertible Notes”).

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% senior unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange with ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% senior unsecured notes due March 2023 (the “2023 Notes”).

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with our 2022 Baby Bond Notes, Convertible Notes, and our 2023 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $430.1 million of Program Notes. These notes were issued with interest rates ranging from 3.28% to 7.00% with a weighted average rate of 5.63%. These notes mature between February 15, 2018 and August 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of June 30, 2013, Prospect held more than $3.6 billion of unencumbered assets on its balance sheet to benefit holders of Unsecured Notes and Prospect shareholders.

On May 8, 2013, we entered into an equity distribution agreement relating to at-the-market offerings from time to time of our common stock. During the period from May 8, 2013 to August 21, 2013, we sold approximately 14.2 million shares of our common stock at an average price of $10.95 per share, and raised $155.3 million of gross proceeds, with all issuance at prices above net asset value per share and therefore accretive.

We currently have no borrowings under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $660 million of new investment capacity. Any principal repayments, other monetizations of our assets, debt and other capital issuances, or increase in our Facility size would also further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Thursday, August 22, 2013, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-317-6016. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10032894. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

INVESTOR INTRODUCTION WEBINAR

Prospect will host an investor introduction webinar about Prospect on Thursday, August 22, 2013, at 2:00 p.m. Eastern Time. Please click on the Investor Relations tab at www.prospectstreet.com in order to access this webinar.

ARCHIVED ANALYST/INVESTOR DAY

On July 10, 2013, Prospect held an analyst/investor day meeting with senior members of the Prospect team presenting multiple origination strategies and in-depth case studies to educate investors about Prospect’s business. Please click on the Investor Relations tab at www.prospectstreet.com in order to access the archived webinar for this five-hour event.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
June 30, 2013 and 2012
(in thousands, except share and per share data)

	June 30, 2013 (audited)	June 30, 2012 (audited)
Assets
Investments at fair value:
Control investments (net cost of $830,151 and $518,015, respectively)	$811,634	$564,489
Affiliate investments (net cost of $49,189 and $44,229, respectively)	42,443	46,116
Non-control/Non-affiliate investments (net cost of $3,376,438 and $1,537,069, respectively)	3,318,775	1,483,616
Total investments at fair value (net cost of $4,255,778 and $2,099,313, respectively)	4,172,852	2,094,221

Investments in money market funds	143,262	118,369
Cash	59,974	2,825
Receivables for:
Interest, net	22,863	14,219
Other	4,397	784
Prepaid expenses	540	421
Deferred financing costs	44,329	24,415
Total Assets	4,448,217	2,255,254

Liabilities
Credit facility payable	124,000	96,000
Senior convertible notes	847,500	447,500
Senior unsecured notes	347,725	100,000
Prospect Capital InterNotes®	363,777	20,638
Due to Broker	43,588	44,533
Dividends payable	27,299	14,180
Due to Prospect Administration	1,366	658
Due to Prospect Capital Management	5,324	7,913
Accrued expenses	2,345	2,925
Interest payable	24,384	6,723
Other liabilities	4,415	2,210
Total Liabilities	1,791,723	743,280
Net Assets	$2,656,494	$1,511,974

Components of Net Assets
Common stock, par value $0.001 per share (500,000,000 common shares authorized; 247,836,965 and 139,633,870 issued and outstanding, respectively)	$248	$140
Paid-in capital in excess of par	2,739,864	1,544,801
Undistributed (distributions in excess of) net investment income	77,084	23,667
Accumulated realized losses on investments	(77,776)	(51,542)
Unrealized (depreciation) appreciation on investments	(82,926)	(5,092)
Net Assets	$2,656,494	$1,511,974

Net Asset Value Per Share	$10.72	$10.83

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and the Year Ended June 30, 2013 and 2012
(in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (audited)	June 30, 2012 (audited)
Investment Income
Interest income:
Control investments	$28,669	$7,862	$106,425	$53,408
Affiliate investments	1,571	4,976	6,515	12,155
Non-control/Non-affiliate investments	72,286	37,514	234,013	144,592
CLO Fund Securities	28,141	5,713	88,502	9,381
Total interest income	130,667	56,065	435,455	219,536

Dividend income:
Control investments	13,240	33,325	78,282	63,144
Affiliate investments	728	—	728	—
Non-control/Non-affiliate investments	471	—	3,656	1,733
Money market funds	20	2	39	4
Total dividend income	14,459	33,327	82,705	64,881

Other income:
Control investments	9,068	11,078	16,821	25,464
Affiliate investments	5	23	623	108
Non-control/Non-affiliate investments	12,271	2,189	40,732	10,921
Total other income	21,344	13,290	58,176	36,493
Total Investment Income	166,470	102,682	576,336	320,910

Operating Expenses
Investment advisory fees:
Base management fee	21,300	9,851	69,800	35,836
Income incentive fee	23,024	16,057	81,231	46,671
Total investment advisory fees	44,324	25,908	151,031	82,507

Interest and credit facility expenses	25,562	10,160	76,341	38,534
Legal fees	266	(919)	1,918	279
Valuation services	412	296	1,579	1,212
Audit, compliance and tax related fees	556	305	1,566	1,446
Allocation of overhead from Prospect Administration	1,457	1,705	8,737	6,848
Insurance expense	97	156	356	324
Directors’ fees	75	78	300	273
Excise tax	1,000	—	6,500	—
Other general and administrative expenses	625	766	3,084	2,803
Total Operating Expenses	74,374	38,455	251,412	134,226
Net Investment Income	92,096	64,227	324,924	186,684

Net realized (loss) gain on investments	(13,872)	12,885	(26,234)	36,588
Net change in unrealized (depreciation) appreciation on investments	4,465	(40,809)	(77,834)	(32,368)
Net Increase in Net Assets Resulting from Operations	$82,869	$36,303	$220,856	$190,904
Net increase in net assets resulting from operations per share	$0.34	$0.29	$1.07	$1.67
Weighted average shares of common stock outstanding	244,444,451	125,051,187	207,069,971	114,394,554

PROSPECT CAPITAL CORPORATION AND SUBSIDIARY
ROLLFORWARD OF NET ASSET VALUE PER SHARE

For the Three Months and the Year Ended June 30, 2013 and 2012

(in actual dollars)

	For the Three Months Ended		For the Year Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (audited)	June 30, 2012 (audited)
Per Share Data:
Net asset value at beginning of period	$10.71	$10.82	$10.83	$10.36
Net investment income	0.38	0.51	1.57	1.63
Net realized (loss) gain	(0.06)	0.10	(0.13)	0.32
Net unrealized appreciation (depreciation)	0.02	(0.33)	(0.37)	(0.28)
Net increase in net assets as a result of public offerings	0.00	0.03	0.13	0.04
Dividends recognized	(0.33)	(0.30)	(1.31)	(1.24)
Net asset value at end of period	$10.72	$10.83	$10.72	$10.83

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

Telephone (212) 448-0702